Exhibit 19
THE MARCUS CORPORATION
INSIDER TRADING POLICY

1.Scope
a)This Policy applies to all officers of the Company and its direct and indirect subsidiaries, all members of the Company’s Board of Directors and all employees of the Company and its subsidiaries. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to Material Nonpublic Information. This Policy also applies to Immediate Family Members of the persons described above in this Section 1(a).
b)This Policy applies to transactions in the Company’s securities, including sales, purchases, gifts, exchanges or any interest or position relating to the future price of Company securities such as a put, call, short sale or other derivative securities. This Policy applies to all transactions in the Company’s securities, including shares of all classes of the Company’s common stock (“Company Stock”), and any other type of securities that the Company may issue, such as preferred stock, convertible debentures, warrants and exchange-traded options or other derivative securities.
2.Definitions
Capitalized terms used in this Policy are defined as follows:
“Applicable Securities Law(s)” – This term means all U.S. federal, state, and local laws, statutes, regulations, by-laws, statutory rules, published policies and guidelines, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, including general principles of common and civil law, and terms and conditions of any grant of approval, permission, authority or license of any governmental authority, statutory body or self-regulatory authority having jurisdiction over or applicable to trading in the Company’s securities.
“Company Stock” – Company Stock is defined in Section 1(b) above.
“Compliance Officer” or “Insider Trading Compliance Officer” – The Company has designated its Senior Executive Vice President, General Counsel and Secretary as its Insider Trading Compliance Officer.
“Controlled Entities” – Any entity which is controlled by a director, officer, Key Employee or their respective Immediate Family Members, such as partnerships, trusts, corporations, limited liability companies or any other entity under which such person can direct (or cause the direction of) the management and policies of such entity, whether through the ownership of voting securities, by contract, or otherwise.
“Immediate Family Members” – Family members who reside with you (including any spouse, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother or father-in-law, son or daughter-in-law, or brother-in-law or sister-in-law (as well as adoptive relationships)), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company securities.
“Insider(s)” – All directors, officers and Key Employees with regular access to Material Nonpublic Information of the Company, their Immediate Family Members or Controlled Entities, and any other employees, contractors or consultants whom the Compliance Officer may designate as Insiders because they have access to Material Nonpublic Information concerning the Company.
“Key Employees” – Those persons who the Company has designated in writing as Key Employees because of their position with the Company or any of its affiliates or subsidiaries and their access to Material Nonpublic Information, and who must obtain prior approval of all trades in Company securities from the Compliance Officer in accordance with the procedures set forth in Section 9 below.
“Material Information” – Although difficult to describe exhaustively, information will generally be considered Material Information if there is a reasonable likelihood that it would be expected to affect the investment or voting decisions of a reasonable shareholder or investor, or if the disclosure of the information would be expected to significantly alter the total mix of the information in the marketplace about the Company. In simple terms, Material Information is any type of information which might affect the price of Company securities. Such information may be positive or negative, favorable or unfavorable. While it is not possible to provide a definitive list, the following types of information ordinarily would be considered Material Information:
oFinancial performance, especially quarterly and year-end revenue and earnings, and significant changes in financial performance or liquidity.
oCompany projections or significant changes to strategic or operating plans.
oPotential mergers and acquisitions, purchase or the sale of Company assets or those of its subsidiaries.
oNew major contracts, strategic partners, suppliers, customers or finance sources, or the loss thereof.
oSignificant actions by regulatory authorities.
oStock splits, public or private securities/debt offerings or changes in Company dividend policies or amounts.
oSignificant changes in senior management or board of directors.
oSignificant labor disputes or negotiations.
oCybersecurity breaches.
oActual or threatened major litigation or the resolution of such litigation.
oA change in auditors or an auditor notification that the Company may no longer rely on an auditor’s audit report.
oA significant change in compensation policy.
oAny bankruptcies or receiverships involving the Company or third parties with whom the Company has a significant relationship (including brand partners, vendors or other suppliers).
As stated above, this list is merely illustrative and not comprehensive.
“Material Nonpublic Information” – Material Nonpublic Information is Material Information that has not been widely disseminated to the public through major newswire services, national news services and financial news services or filed with the U.S. Securities and Exchange Commission (the “SEC”). For the purposes of this Policy, information generally will be considered public (i.e., no longer “nonpublic,”) after the close of trading the second trading days following the Company’s widespread public release of the information. Filings with the SEC and press releases are generally regarded as public information. Any exception to this general rule must be approved in advance by the Compliance Officer.
“Pre-Approved Insider Trading Plan” – An Insider may elect to trade in Company securities pursuant to a written plan or set of instructions to another person, which is pre-approved in writing by the Compliance Officer, all as contemplated in Section 14 of this Policy.
“Section 16 Individuals” – The Company has designated certain persons who are subject to the reporting provisions and trading restrictions under Applicable Securities Law, including Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the underlying rules and regulations promulgated by the SEC.

Section 16 Individuals must obtain prior approval of all trades in Company securities from the Compliance Officer in accordance with the procedures set forth in Section 9 below. Section 16 Individuals who have been designated as “officers” of the Company pursuant to Rule 16a-1(f) of the Exchange Act are referred to herein as “Section 16 Officers.” Members of the Board of Directors of the Company are referred to herein as “Section 16 Directors.”
3.Responsibilities
Individual Responsibility – Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and its subsidiaries and to not engage in transactions in Company securities while in possession of Material Nonpublic Information. Each individual is responsible for making sure that he or she complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy also complies with this Policy. In all cases, the responsibility for determining whether an individual is in possession of Material Nonpublic Information rests with that individual, and any action on the part of the Company, the Compliance Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under Applicable Securities Laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or Applicable Securities Laws, as described more fully below.
Insider Trading Compliance Officer – The Compliance Officer is responsible for reviewing and either approving or disapproving all proposed trades by Section 16 Individuals and Key Employees (and their respective Immediate Family Members and Controlled Entities) in accordance with the procedures set forth in Section 9 below.
In addition, the Compliance Officer is responsible for:
a)Administering this Policy and monitoring and enforcing compliance with all Policy provisions and procedures.
b)Responding to all inquiries relating to this Policy and its procedures.
c)Designating and announcing special trading blackout periods during which no Insiders (including any employees of the Company or any of its subsidiaries that the Compliance Officer may designate as Insiders for the purposes of a particular blackout period because of their access to Material Nonpublic Information) may trade in Company securities. At the discretion of the Compliance Officer a special trading blackout period may be made applicable on a Company-wide basis to all employees.
d)Providing copies of this Policy and other appropriate materials to all current and new directors, officers, and employees of the Company and any of its subsidiaries and such other persons who the Compliance Officer determines may have access to Material Nonpublic Information concerning the Company.
e)Administering, monitoring and enforcing compliance with all Applicable Securities Laws, including without limitation Section 10(b), 16, 20A, and 21A of the Exchange Act and the rules and regulations promulgated thereunder, and Rule 144 under the Securities Act of 1933 (the “Securities Act”); and assisting in the preparation and filing of all required SEC reports relating to insider trading in Company securities, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.
f)Maintaining as Company records originals or copies of all documents required by the provisions of this Policy or the procedures set forth herein, and copies of all required reports relating to insider trading with the SEC, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.
g)Reviewing this Policy at least annually and revising this Policy as necessary to reflect changes in Applicable Securities Laws.
h)Maintaining the accuracy of the list of Section 16 Individuals and Key Employees as from time to time constituted.

i)Requiring, at the discretion of the Compliance Officer, Section 16 Individuals and Key Employees, to certify compliance with the Policy on an annual basis.
j)Consulting at his or her discretion with outside legal counsel concerning compliance with all Applicable Securities Laws.
The Compliance Officer may designate an alternate individual, who may perform the Compliance Officer’s duties in the event that the Compliance Officer is unable or unavailable to perform such duties. Section 16 Individuals and Key Employees (on behalf of themselves and their respective Immediate Family Members and Controlled Entities) are responsible for obtaining prior approval of all trades in Company securities from the Compliance Officer in accordance with the procedures set forth in Section 9 below.
4.Consequences of Violations
Civil and Criminal Penalties – The consequence of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by the trading, pay the loss suffered by the person who purchased securities from or sold securities to the insider tippee, pay civil or criminal penalties, and/or serve a jail term as required or set forth in Applicable Law.
Company Discipline – In addition to the other penalties described in this Section 4, violation of this Policy or any Applicable Securities Laws by any director, officer or employee, or their immediate family, may subject a director to removal for cause or an officer or employee to disciplinary action by the Company up to and including termination for cause.
5.Duty to Report Violations
Any Insider who violates this Policy or any Applicable Securities Laws, or knows of any such violation by any other Insiders, must report the violation immediately to the Compliance Officer.
The Company prohibits retaliation against any individual who reports a concern in good faith or participates in good faith in an investigation related to a report. For additional information, see our Code of Conduct.
6.Consult the Compliance Officer for Guidance
Except with regard to trades by Insiders that are performed pursuant to a Pre-Approved Insider Trading Plan, any Insiders who are unsure whether the information that they are aware of is Material Information or Material Nonpublic Information may consult the Compliance Officer for guidance before trading in any Company securities. Although you are ultimately responsible for your own trades and compliance with this Policy, please do not try to resolve uncertainties on your own.
7.Statement of Policy
Except as described otherwise herein, it is the policy of the Company that no director, officer or employee of the Company (or any other person designated by this Policy or by the Compliance Officer as subject of this Policy) who is aware of Material Nonpublic Information relating to the Company, may, directly, or indirectly through family members or other persons or entities:
Trade in Company securities while aware of Material Nonpublic Information concerning the Company. This prohibition shall not apply, however, to trades that are performed pursuant to a Pre-Approved Insider Trading Plan;
a)Recommend the purchase or sale of any Company securities;
b)Disclose or “tip” Material Nonpublic Information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company. Unless expressly authorized to answer financial questions and required as part of your regular duties and performance for the Company or any of its subsidiaries, you must refuse to comment regarding such questions from any person, and instead refer the inquirer to the Company’s Chief Financial Officer;
c)Discuss Company affairs in public or quasi-public areas where your conversation may be overheard (i.e., restaurants, restrooms, elevators, etc.); or
d)Assist anyone engaged in the above activities.
In addition to the above stated policy, the following additional procedures also apply:
No director, officer or employee of the Company (or any other person designated as subject to this Policy) who, in the course of working for the Company, learns of Material Nonpublic Information about a company with which the Company does business, including a customer or supplier of the Company, may trade in that company’s securities until the information becomes public or is no longer material.
In accordance with the Company’s Code of Conduct, all directors, officers and employees prohibited from releasing Material Nonpublic Information, nor may Material Nonpublic Information be used by any director, officer or employee for the purpose of his or her own personal gain.
No Section 16 Officer or Key Employee (or any of their respective Immediate Family Members and Controlled Entities) may trade in Company securities unless it is pursuant to a Pre-Approved Insider Trading Plan, or the trade has been approved by the Compliance Officer in accordance with the procedures set forth in Section 9 below. Section 16 Officers or Key Employees who wish to sell Company securities are encouraged to sell their securities pursuant to a Pre-Approved Insider Trading Plan and, should retain all records and documents that support their reasons for making each trade
The Compliance Officer may not trade in Company securities unless the trade has been pre-approved by the General Counsel; provided, if the Compliance Officer is the General Counsel, all proposed trades by the Compliance Officer must be approved by the Chief Financial Officer.
The Company may not grant any equity-based compensation (or set the price at which awards may be issued) during any blackout period described in Section 8 below or when the Company is in possession of Material Nonpublic Information, except as may be permitted under Applicable Securities Law; provided further, that absent extraordinary circumstances, the Company may not grant any equity-based compensation (or set the price at which awards may be issued) within the period that begins four business days before the filing of a periodic report or the filing or furnishing of a current report that discloses Material Nonpublic Information and ends one business day after the filing or furnishing of such report.
8.Trading Windows and Blackout Periods
Except pursuant to the procedures set forth in Section 9 below, or pursuant to a Pre-Approved Insider Trading Plan, the following individuals may not trade in Company securities during the applicable blackout periods described below:
a)Quarterly Trading Restrictions
i.Group 1 Insiders. Accounting, finance and legal team members that assist in the preparation or review of the Company’s financial statements designated by the Company from time to time, Section 16 Officers and Key Employees may not trade in any fiscal quarter commencing on the fourteenth day prior to the end of such quarter and ending on the second trading day following the Company’s widespread public release of quarterly or year-end earnings.
ii.Group 2 Insiders. Directors and other persons who receive quarterly financial information, including, but not limited to a summary financial “flash” report, draft financial statements, and other materials containing information in advance of meetings of the Board of Directors or Audit Committee of the Board of Directors distributed by the Company to such persons and pertaining to the most recent completed fiscal quarter may not trade in Company securities during the period beginning on the date that each such person receives such quarterly financial information ending on the second full trading day following the Company’s widespread public release of quarterly or year- end earnings, as applicable.
b)Event-Specific Trading Restriction Periods. Any persons designated by the Compliance Officer during any other special blackout period designated by the Compliance Officer. No person may disclose to any person that a special blackout period has been designated.

For the purposes of this Section 8, if public disclosure occurs on a trading day before the markets close, then such date of disclosure shall not be considered the first trading day with respect to such public disclosure. For example, if public disclosure occurs on Tuesday, the end of the second full trading day will occur on Thursday and trading under the open window may commence on Friday. These blackout periods also apply to Immediate Family Members and Controlled Entities of the Insiders.
9.Procedures for Approving Trades by Section 16 Individuals, Key Employees and Hardship Cases
a)Section 16 Individuals and Key Employee Trades. No Section 16 Individual or Key Employee (or their respective Immediate Family Members and Controlled Entities) may trade in Company securities until:
i.The person proposing to trade has notified the Compliance Officer of the amount and nature of the proposed trade; and
ii.The Compliance Officer has approved the proposed trade.
b)Hardship Trades. Subject to compliance with Applicable Securities Laws, the Compliance Officer may, on a case-by-case basis, authorize trading in Company securities outside of the applicable trading windows (but not during special blackout periods) due to financial hardship or other hardship only after:
i.The person proposing to trade has notified the Compliance Officer in writing pursuant to the procedures in 9(c) of this Policy the circumstances of the hardship and the amount and nature of the proposed trade;
ii.The person proposing to trade has certified to the Compliance Officer in writing no earlier than two business days prior to the proposed trade that he or she is not aware of Material Nonpublic Information concerning the Company; and
iii.The Compliance Officer has approved the proposed trade, and the Compliance Officer has certified such approval in writing.
c)Pre-Clearance Procedures. A request for pre-clearance should be submitted to the Compliance Officer at least two business days in advance of the proposed transaction.
a.When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any Material Nonpublic Information about the Company and should describe fully those circumstances to the Compliance Officer.
b.A pre-approval of a requested trade does not constitute legal advice and is not definitive regarding whether the requestor does in fact possess Material Nonpublic Information; as such, the requestor is encouraged to seek their own legal counsel regarding the proposed trade should it be pre-approved.
c.The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months and whether they are currently party to a Pre-Approved Insider Trading Plan.
d)No Obligation to Approve Trades. The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer to approve any requested trades. The Compliance Officer may reject any trading requests at his or her sole reasonable discretion. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company securities and should not inform any other person of the restriction.
10.Employee Benefit Plans
a)Generally. The trading prohibitions and restrictions of this Policy includes transactions under any of the benefit plans adopted by the Company from time to time to the extent the transactions involve a voluntary investment in Company securities, including elections to participate in or allocate contributions to any such plan's Company stock fund, changes in those contribution elections or payroll deductions in connection therewith, and transfers into and out of any such Company stock funds, while in possession of Material Nonpublic Information.
b)Stock Option Exercises. The trading prohibitions and restrictions of this Policy apply to all sales of securities acquired through the exercise of stock options granted by the Company, but not to the acquisition of securities through such exercises, including where a Section 16 Individual pays the exercise price in cash and does not fund the exercise price by sale of Company securities, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option. Such trading prohibitions and restrictions shall not apply, however, to Insider sales of securities that were acquired through an exercise of stock options granted by the Company where the sale is made pursuant to a Pre-Approved Insider Trading Plan.
c)Restricted Stock, Restricted Stock Unit and Performance Share Awards. The trading prohibitions and restrictions of this Policy do not apply to the vesting of and/or issuance of common stock underlying such vested restricted stock, restricted stock units or performance share units, or the exercise of a tax withholding right pursuant to which an employee elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock, restricted stock units or performance share units. Such trading prohibitions and restrictions will apply, however, to any market sale of stock to cover or satisfy any tax withholding requirements except for those trades made in the open market by a third-party vendor pursuant to a Pre-Approved Insider Trading Plan.
d)Dividend Reinvestment Plans. The trading prohibitions and restrictions of this Policy do not apply to purchases of Company securities under the Company’s dividend reinvestment plan, if any, resulting from an employee’s reinvestment of dividends paid on Company securities. Such trading prohibitions and restrictions will apply, however, to voluntary purchases of Company securities resulting from additional contributions an employee chooses to make to the dividend reinvestment plan, and to his or her election to participate in the plan or increase such employee’s level of participation in the plan. Such prohibitions and restrictions also apply to an employee’s sale of any Company securities purchased pursuant to the plan. In order to qualify for exemption from the trading prohibitions and restrictions set forth in this Policy, employee instructions with respect to the dividend reinvestment plan must qualify as a Pre-Approved Insider Trading Plan.
11.Priority of Statutory or Regulatory Trading Restrictions
The trading prohibitions and restrictions set forth in this Policy will be superseded by any greater prohibitions or restrictions prescribed by Applicable Securities Laws, e.g., short-swing trading by Section 16 Individuals or restrictions on the sale of securities subject to Rule 144 under the Securities Act of 1933. Any Insider who is uncertain whether other prohibitions or restrictions apply should ask the Compliance Officer.
12.Hedging and Pledging
Directors, officers and employees may not engage in any hedging or monetization transactions with respect to Company securities, including, but not limited to, through the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments, or through the establishment of a short position in the Company’s securities.
Further, directors, officers and employees may not engage in the following in short-term or speculative transactions in the Company’s securities that could create heightened legal risk and/or the appearance of improper or inappropriate conduct by the Company’s affiliates:
a)Short-Term Trading. Short-term trading of the Company’s securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance, instead of the Company’s long-term business objectives. For these reasons and the possibility of violations of the “short-swing profit” rules promulgated by the SEC for Section 16 Individuals, any director, officer or employee of the Company who purchases the Company’s securities in the open market may not sell any Company securities of the same class during the six months following the purchase (or vice versa).
b)Short Sales. Short sales of the Company’s securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of the Company’s securities by directors, officers and employees are prohibited. Short sales arising in certain types of hedging transactions are governed by this Policy’s policy on hedging transactions, as described above.
c)Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of Material Nonpublic Information or otherwise is not permitted to trade in the Company’s securities, except as otherwise permitted by the Compliance Officer, directors, officers and employees are prohibited from holding the Company’s securities in a margin account or otherwise pledging the Company’s securities as collateral for a loan. Pledges of the Company’s securities arising from certain types of hedging transactions are governed by this Policy’s prohibition on hedging transactions, as described above. Notwithstanding the foregoing: (i) an exception to these anti- hedging and anti-pledging prohibitions may be granted where a person covered by this Policy wishes to pledge the Company’s securities as collateral for a loan (including margin debt) and indicates his or her financial capacity to repay the loan without resort to the pledged securities, subject to approval by the Compliance Officer, and (ii) executive officers of the Company may pledge shares of the Company’s securities for a loan whose purpose and proceeds are used to exchange for other securities of the Company, subject to approval by the Compensation Committee of the Board of Directors of the Company.
13.Pre-Approved Insider Trading Plans
a)All Pre-Approved Insider Trading Plans are subject to clearance by the Compliance Officer. A Pre-Approved Insider Trading Plan will not be cleared unless it complies with Applicable Securities Laws, including, but not limited to prohibitions (subject to limited exceptions) enacted regarding multiple, overlapping plans and the use of single-trade plans, and contains the following provisions.
i.A Pre-Approved Insider Trading Plan must be in writing and signed by the person seeking to adopt the Trading Plan.
ii.A Pre-Approved Insider Trading Plan must include the following:
othe specific amount of securities to be traded (either a specified number of securities or a specified dollar value of securities); the price at which the securities are to be traded; and the date on which the order is to be executed (either the specific day of the year on which the order is to be executed— or as soon thereafter as is practicable under ordinary principles of best execution—in the case of a market order, or, in the case of a limit order, a day of the year on which the limit order is in force); or
oa written formula or algorithm, or computer program for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold; or
oa provision that grants complete investment discretion to another person (a “Representative”) and does not permit the Insider to exercise any subsequent influence over how, when, or whether to effect trades. Reliance upon this provision will also require a signed affirmation by the Representative that such Representative will not exercise this complete grant of discretion to trade on such securities while such Representative is aware of Material Nonpublic Information about the Company or its securities; and
ofor all Pre-Approved Insider Trading Plans adopted by Section 16 Individuals and directors of the Company, a certification that they are (1) not aware of Material Nonpublic Information about the Company or its securities and (2) adopting the Pre-Approved Insider Trading Plan in good faith and not as scheme to evade the prohibitions of any Applicable Securities Laws.
iii.If a Pre-Approved Insider Trading Plan is adopted, (a) no trades may be made under the Pre-Approved Insider Trading Plan for a period of not less than 30 days (or the later of (x) 90 days after the adoption of the Pre-Approved Insider Trading Plan and (y) two business days following the disclosure of the Company’s financial results in a quarterly or annual report, if the plan belongs to a Section 16 Individual or director of the Company) after the date the Pre- Approved Insider Trading Plan is adopted by the person seeking to adopt the plan (a “cooling-off period”), and (b) all trades made by the person entering into the plan during the period the Pre-Approved Insider Trading Plan is in effect must be made pursuant to the Pre-Approved Insider Trading Plan. Employees, officers and directors seeking to utilize a Pre-Approved Insider Trading Plan may not, in any manner, alter or deviate from the trading instructions set forth in a Pre-Approved Insider Trading Plan, including changing the amount, price, or timing of the trade. Any changes or amendments to a Pre-Approved Insider Trading Plan will constitute a new Pre-Approved Insider Trading Plan, which must conform to the requirements of this Section 13, including those relating to a cooling-off period.
iv.Pre-Approved Insider Trading Plans may be terminated. However, termination of the Pre-Approved Insider Trading Plan will eliminate any protection afforded by Rule 10b5-1 and other Applicable Securities Laws. Employees, officers, and directors may not in any way discuss with his or her designated Representative or stockbroker information about the Company, or the timing of the trading in the Company’s securities (other than to confirm that he or she has given instructions and set forth their contents).
v.Any person seeking to adopt a Pre-Approved Insider Trading Plan may not do so if he or she is aware of any Material Nonpublic Information about the Company or the Company’s securities, or any information at variance with the Company’s statements to investors.
vi.Any Insider seeking to adopt a Pre-Approved Insider Trading Plan must enter into such Pre-Approved Insider Trading Plan (with such intent continuing through the term of the Pre-Approved Insider Trading Plan) in good faith and not as a part of a plan or scheme to evade the prohibitions of any Applicable Securities Laws.
vii.No person may enter into a Pre-Approved Insider Trading Plan outside of the applicable “trading windows” described in Section 8 above or during any special trading blackout periods designated by the Compliance Officer.

b)The Company reserves the right to reject any Pre-Approved Insider Trading Plan which, in its judgment, does not satisfy the requirements above or that generally does not comply with the provisions of Rule 10b5-1 or other Applicable Securities Laws.
14.Related Policies and Procedures
Related policies and procedures include the Code of Conduct. Individuals subject to this Policy acknowledge and agree that they are also subject to compliance with the Company’s Code of Conduct.
15.Questions
Questions or comments regarding this policy can be directed to the Company’s Senior Executive Vice President, General Counsel and Secretary as its Insider Trading Compliance Officer
Reports of policy violations can be submitted to your manager, Human Resources or anonymously to the Company’s Senior Executive Vice President, General Counsel and Secretary as its Insider Trading Compliance Officer.